Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and among Express, Inc., Express, LLC (together with Express, Inc., the “Company”), and Stewart Glendinning (the “Executive”) (collectively referred to as the “Parties”).

WHEREAS, the Parties agree that the terms and conditions herein are in their mutual best interests, and the Company and Executive each agree that both Parties will receive valuable consideration pursuant to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties contained herein, the Parties hereby agree as follows:

1.

Term. The initial term (the “Initial Term”) of employment under this Agreement shall be for the period commencing on September 15, 2023 (the “Effective Date”) and ending on the third (3rd) anniversary of the Effective Date. On the third (3rd) anniversary of the Effective Date and on each subsequent anniversary thereafter, the term of Executive’s employment under this Agreement shall automatically renew and extend for a period of twelve (12) months (each such twelve (12)-month period being a “Renewal Term”) unless written notice of non-renewal is delivered by either party to the other not less than sixty (60) days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable. Notwithstanding any other provision of this Agreement, Executive’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 10. For the purposes herein, the Initial Term and the Renewal Term may also be referred to collectively as the “Term.”

2.	Employment.

a.	Position.

i.

The Executive shall be employed as Chief Executive Officer of the Company and have such responsibilities, powers, duties and authority customary for the chief executive officer of corporations of the size, type and nature of the Company as may be determined by the Board of Directors of Express, Inc. (the “Board”). The Executive shall perform the duties, undertake the responsibilities, and exercise the authority customarily performed, undertaken, and exercised by persons employed in a similar executive capacity. The Executive shall report to the Board.

ii.

The Executive shall serve on the Board as of the Effective Date, and the Board shall nominate the Executive to serve on the Board at each annual stockholders meeting during the Term at which the class on which the Executive serves is nominated for election, unless the Board, in the good faith exercise of its fiduciary duties, determines that it is advisable not to do so.

b.

Obligations. The Executive agrees to devote the Executive’s full business time and attention to the business and affairs of the Company and its subsidiaries. The foregoing, subject to the Company’s Corporate Governance Guidelines and approval by the Compensation and Governance Committee (as defined below), shall not preclude the Executive from serving on corporate, civic, or charitable boards or committees or managing personal investments, so long as such activities are approved by the Compensation and Governance Committee (which approval shall not unreasonably withheld) and do not materially interfere with the performance of the Executive’s responsibilities hereunder.

3.

Base Salary. The Executive’s annual base salary shall be $1,350,000, less applicable withholding (the “Base Salary”). The Base Salary shall be subject to annual review and may be increased from time to time in the discretion of the independent members of the Board or any committee thereof responsible for executive compensation matters (the “Compensation and Governance Committee”), based on factors such as the Executive’s responsibilities, compensation of similar executives in other companies, the Executive’s performance, and other pertinent factors. Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to senior executives of the Company.

4.

Short-Term Incentive Compensation. Commencing on the Effective Date, the Executive shall be eligible to participate in the Company’s applicable short-term incentive compensation plan at an annual target award amount of One Hundred and Fifty Percent (150%) of the Base Salary (the “Annual Incentive Target”) on the same basis and terms as are applicable to senior executives of the Company generally as determined from time to time by the independent members of the Board or the Compensation and Governance Committee, pro-rated for service during any partial performance period; provided, however, that for the period beginning with the Effective Date and ending on the twelve (12) month anniversary of the Effective Date, the Executive shall not receive less than the Annual Incentive Target (the “Guaranteed 2024 Annual Bonus”). For the period beginning on the twelve (12) month anniversary of the Effective Date and ending on the last day of fiscal 2024 (the “Stub Period”), the Executive will be paid a pro-rata amount of the Annual Incentive Target according to the performance levels agreed with the Compensation and Governance Committee achieved for the Stub Period. The pro-rata amount shall be based on a percentage, with the number of Stub Period days as the numerator and the number of days in fiscal 2024 as the denominator. It is anticipated that the Stub Period performance levels will be established at the time the annual incentive plan for fiscal 2024 is agreed. The target award amount may be increased from time to time in the discretion of the independent members of the Board or the Compensation and Governance Committee, based on factors such as the Executive’s responsibilities, compensation of similar executives in other companies, the Executive’s performance, and other pertinent factors. The actual amount of any bonus will be based upon the attainment of performance goals and objectives determined reasonably and in good faith by the Board, the independent members of the Board or the Compensation and Governance Committee after meaningful consultation with the Executive, and except as provided otherwise in this Agreement, will be subject to the Executive’s continued employment through the date of payment.

5.

Long-Term Incentive Compensation. The Executive will be eligible for cash and/or equity long-term incentive awards (“LTI Awards”) commensurate with the Executive’s position and performance; it being agreed that any such awards shall be awarded, if at all, in the discretion of the independent members of the Board or the Compensation and Governance Committee. Commencing for fiscal 2024, the Executive’s annual long-term incentive target award amount will be $4,200,000, calculated pursuant to the Company’s standard GAAP valuation methodology. LTI Awards will be subject to the terms and conditions of the Express, Inc. 2018 Incentive Compensation Plan (such plan or any successor plan, each as amended from time to time, the “2018 Plan”) and governed by applicable award agreements, which shall be approved by the independent members of the Board or the Compensation and Governance Committee, as provided in the 2018 Plan. Any such LTI Awards shall be paid in a manner that is intended to be exempt from or in compliance with Code Section 409A (as defined below). During the Initial Term, the Executive’s LTI Awards will vest according to the following: fifty percent (50%) of the LTI Awards will be time-based and vest in equal installments on each of the first three anniversaries of the grant date, and fifty percent (50%) of the LTI Awards will be performance-based and vest on the third anniversary of the grant date as-earned based on the performance criterion established by the Compensation and Governance Committee.

6.

Make-Whole Bonus. Subject to the terms and conditions set forth herein, the Executive shall be eligible to receive a cash make-whole bonus in an aggregate amount equal to $2,000,000 (the “Make-Whole Bonus”). Fifty percent (50%) of the Make-Whole Bonus shall be payable in a lump-sum as of January 1, 2024, and so long the Executive continues employment with the Company through January 1, 2025, 50% of the Make-Whole Bonus shall be payable in a lump-sum as of January 1, 2025. Each applicable bonus shall be paid on the Company’s next regularly scheduled pay period following the payment date.

7.

New Hire Inducement Equity Grant. Following the execution of this Agreement on the next regular grant date taking place during the month following the Effective Date (i.e., October 15, 2023), the Executive shall be eligible for an inducement grant (the “Inducement Grant”) subject to the terms and conditions of the applicable grant agreement. The Inducement Grant’s target will be 150,000 shares of the Company’s common stock, subject to adjustment for any stock split, reverse stock split, or other recapitalization of the Company’s common shares following the grant date. The Inducement Grant will become eligible to vest on the last day of fiscal 2026 (January 30, 2027) pursuant to the schedule set forth in the table below with linear interpolation between points, and subject to the Executive’s continued employment through the last day of fiscal 2026. For purposes of this Agreement, “Average Stock Price” means the highest volume-weighted average closing price per share of the Company’s common stock as published by Bloomberg, L.P. and as measured over any sixty (60) consecutive trading day period between the grant date and the last day of fiscal 2026.

Average Stock Price	Vested Percentage of Inducement Grant
<$60.00	0%
$60.00	50%
$100.00	100%
$160.00	150%
≥$200.00	200%

8.

Employee Benefits. The Executive shall be entitled to participate in all employee benefit plans and programs maintained by the Company and made available to senior executives generally and as may be in effect from time to time (and subject to the Executive meeting applicable eligibility requirements and the Board’s right to modify, amend and/or terminate such plans). The Executive’s participation in such plans shall be on the same basis and terms as are applicable to senior executives of the Company generally.

9.	Other Benefits.

a.

Expenses. Subject to applicable Company policies as in effect from time to time, the Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred in connection with the performance of the Executive’s duties hereunder or for promoting, pursuing, or otherwise furthering the business or interests of the Company.

b.

Office and Facilities. The Executive shall be provided with appropriate offices and with such secretarial and other support facilities as are commensurate with the Executive’s status with the Company and adequate for the performance of the Executive’s duties hereunder.

c.	Business Travel. For domestic business-related travel, the Executive shall comply with all Company travel and aircraft policies as in effect from time to time.

d.

Paid Time Off (PTO) Program. The Executive shall be entitled to paid time off in accordance with the policies as periodically established by the Company for senior executives of the Company. Notwithstanding the foregoing, the Executive will be entitled to no fewer than twenty-one (21) days of paid time off, excluding Company recognized holidays.

10.	Termination. The Executive’s employment hereunder is subject to the following terms and conditions:

a.

Disability. The Company shall be entitled to terminate the Executive’s employment after having established the Executive’s Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Executive’s ability to substantially perform the Executive’s duties under this Agreement for a period of at least six (6) months in any twelve (12)-month calendar period as determined in accordance with the Company’s Long-Term Disability Plan or, in the absence of such plan, as determined by the Board.

b.

Cause. The Company shall be entitled to terminate the Executive’s employment when “Cause” exists without prior written notice (unless notice is required under this subsection (b)). For purposes of this Agreement, “Cause” shall mean that the Executive (1) willfully failed to perform the Executive’s material duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness) that the Executive failed to remedy to the reasonable satisfaction of the Company within thirty (30) days after written notice is delivered by the Company to the Executive that sets forth the basis of the Executive’s failure; (2) has pleaded “guilty” or “no contest” to or has been convicted of an act defined as a felony under federal or state law; (3) engaged in misconduct in bad faith that could reasonably be expected to materially harm the Company’s business or its reputation; or (4) violated any of the Company’s material policies then in effect (including, but not limited to, the Company’s policies pertaining to non-discrimination, anti-harassment, retaliation, insider trading, and travel policies). The Executive shall be given written notice by the Company of a termination when Cause exists, which shall state in reasonable detail the act or acts or failures to act that constitute the grounds on which the termination when Cause exists is based.

c.

Termination by the Executive. The Executive may terminate employment hereunder without Good Reason (as defined below) by delivering to the Company, not less than fourteen (14) days prior to the Termination Date, a written notice of termination. The Executive may terminate employment hereunder for Good Reason by delivering to the Company not less than fourteen (14) days prior to the Termination Date, a written notice of termination setting forth in reasonable detail the facts and circumstances that constitute Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Executive to the Company of the occurrence of one of the following reasons: (i) the assignment to the Executive of any duties materially inconsistent with the Executive’s positions, material duties, authority, responsibilities or reporting requirements as set forth in Section 2(a) hereof; (ii) a material reduction in or a material delay in payment of the Executive’s total cash compensation and benefits from those to be provided in accordance with the provisions of this Agreement; (iii) the Company, the Board or any person or group controlling the Company requires the Executive to be based at a location more than sixty (60) miles from the Columbus, Ohio metropolitan area, other than on travel reasonably required to carry out the Executive’s obligations under the Agreement; (iv) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the business of the Company within fifteen (15) days after a Change in Control (as defined in the 2018 Plan); or (v) the Company’s material breach of any provision of this Agreement. The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the occurrence of such circumstances, and actually terminate employment within fourteen (14) days following the expiration of the Company’s thirty- (30-) day cure period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive.

d.

Termination Date. “Termination Date” shall mean, in the case of the Executive’s death, the date of death, or in all other cases of termination by the Company, the date specified in writing by the Company as the Termination Date; provided, however, that if the Executive’s employment is terminated by the Company either for (i) reasons other than Cause or (ii) Disability, the date specified as the Termination Date shall be at least thirty (30) days from the date that written notice of the termination date is given to the Executive.

e.

Expiration. Executive’s employment with the Company shall terminate in the event of the Expiration of the Term. For the purposes of this Agreement, “Expiration of the Term” shall mean the expiration of the Initial Term or any Renewal Term pursuant to a notice of non-renewal by either party as provided in Section 1. For the avoidance of doubt, an Expiration of the Term based upon written notice of non-renewal by the Company before the six-year anniversary of the Effective Date shall constitute a termination of employment by the Company other than death, Disability or Cause.

11.	Compensation Upon Certain Terminations.

a.

If the Executive’s employment is terminated by the Company other than for death, Disability or Cause or by the Executive for Good Reason, or if Executive’s employment terminates due to the Expiration of the Term on or prior to the sixth anniversary of the Effective Date based upon written notice of non-renewal by the Company, the Company’s sole obligations hereunder shall be as follows:

i.	Subject to Section 11(e) and the Executive’s continued compliance with Section 12 hereof:

1.	The Company shall pay the Executive a lump sum equal to the product of 1.5 and the Executive’s Base Salary no later than sixty (60) days following the Termination Date;

2.

The Company shall pay the Executive: (i) the amount of any unpaid short-term incentive compensation for any performance period ending prior to the Termination Date, determined based on actual achievement of the performance objectives pursuant to the bonus plan described in Section 4 above, paid on the date on which the bonus for such period is paid to active executives generally; and (ii) a short-term incentive amount for the performance period in which the Termination Date occurs, based on actual achievement of the performance objectives pursuant to the bonus plan described in Section 4 above and prorated based on the number of days employed during the performance period (including the Termination Date), paid on the date on which the bonus for each such period is paid to executives generally; provided, however, if the Executive’s employment terminates prior to the end of the twelve (12) month anniversary of the Effective Date, Section 11(a)(i)(2) shall not be less than the Guaranteed 2024 Annual Bonus; and

3.

Subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the Executive a taxable lump-sum payment in an amount equal to the monthly COBRA premium charged for the COBRA coverage elected by the Executive for himself and, if applicable, his dependents under the Company’s group medical and dental care plan (which amount will be based on the premium for the first month of the Executive’s COBRA coverage) multiplied by eighteen (18), which payment will be made no later than sixty (60) days following the Termination Date. For the avoidance of doubt, the taxable lump-sum payment may be used for any purpose, including, but not limited to the payment of the Executive’s COBRA premiums, and will be subject to all applicable tax withholdings. Executive acknowledges that it shall be Executive’s sole responsibility to timely elect COBRA coverage, and nothing herein shall promise or extend any period of coverage under COBRA or any Company medical or dental care plan.

ii.

In addition to the amounts described above, the Company shall pay the Executive the following amounts earned hereunder but not paid as of the Termination Date: (i) Base Salary, and (ii) reimbursement for any and all monies advanced or expenses incurred pursuant to Section 9(a) through his Termination Date.

b.

If the Executive’s employment is terminated by the Company when Cause exists or by reason of the Executive’s death, or if the Executive gives the Company a written notice of termination other than for Good Reason, or if Executive’s employment terminates due to the Expiration of the Term on or prior to the sixth anniversary of the Effective Date based upon written notice of non-renewal by the Executive or after the sixth anniversary of the Effective Date based upon written notice of non-renewal by either party, then the Company’s sole obligation hereunder shall be to pay the Executive the following amounts earned hereunder but not paid as of the Termination Date: (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred pursuant to Section 9(a) through the Termination Date, and (iii) (A) in the event of the Executive’s death prior to the end of the twelve (12) month anniversary of the Effective Date, the Guaranteed 2024 Annual Bonus, and (B) in the event of Executive’s death after the twelve (12) month anniversary of the Effective Date, the amount of any unpaid short-term incentive for any performance period ending prior to the Termination Date, determined based on actual achievement of performance objectives pursuant to the bonus plan described in Section 4 above, paid on the date on which the bonus for such period is paid to executives generally. The Executive’s entitlement to any other benefits shall be determined in accordance with the Company’s employee benefit plans then in effect.

c.	If the Executive’s employment is terminated by the Company by reason of the Executive’s Disability, the Company’s sole obligations hereunder shall be as follows:

i.

the Company shall pay the Executive the amount of any unpaid (i) Base Salary paid on the next payroll date following the Termination Date and (ii) short-term incentive for any performance period ending prior to the Termination Date, determined based on actual achievement of the performance objectives pursuant to the bonus plan described in Section 4 above, paid on the date on which the bonus for such period is paid to executives generally;

ii.	the Executive shall be entitled to receive any disability benefits available under the Company’s Long-Term Disability Plan; and

iii.	if prior to the end of the twelve (12) month anniversary of the Effective Date, the Guaranteed 2024 Annual Bonus.

d.

Except as otherwise expressly set forth herein, the amounts payable to the Executive pursuant to this Section 11 will be paid to the Executive at such times as the Executive would have otherwise been entitled to receive such amounts had the Executive not been terminated (determined in accordance with the Company’s payroll practices at the time of termination) and only so long as the Executive has not breached the provisions of Section 12 hereof or any other restrictive covenant and/or non-competition agreement between the Executive and the Company or any of its affiliates.

e.

The parties acknowledge and agree that any damages that will result to the Executive in the event of a termination by the Company of the Executive’s employment when Cause does not exist or by the Executive for Good Reason shall be extremely difficult or impossible to establish or prove and agree that the amounts payable to the Executive under Section 11(a) shall constitute liquidated damages for any such termination. The Executive agrees that such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of any such termination of employment. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in a form reasonably satisfactory to the Company and the Executive. Such release must be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Termination Date. Notwithstanding anything to the foregoing set forth herein, to the extent that the payment of any amount described in Section 11(a) constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following the Termination Date shall not be paid until the first regularly scheduled pay period following the 60th day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

f.

The Executive shall not be required to mitigate the amount of any payment provided for in this Section 11 by seeking other employment or otherwise and no such payment or benefit shall be eliminated, offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment.

g.

Except as otherwise expressly provided in this Section 11, all the Executive’s rights to salary, bonuses, fringe benefits and other compensation hereunder (if any) that accrue or become payable after the Termination Date will cease upon the Termination Date. The Executive’s termination of employment with the Company for any reason shall be deemed to automatically remove the Executive, without further action, from the Board, any other board to which the Executive has been appointed or nominated by or on behalf of the Company, and any and all offices held by Executive with the Company or its affiliates. The Executive shall execute such additional documents as requested by the Company from time to time to evidence the foregoing.

12.	Employee Covenants.

a.	For the purposes of this Section 12, the term “Company” shall include Express, Inc., and all its subsidiaries, parent companies and affiliates thereof.

b.

Confidentiality. The Executive shall not, during the Term of this Agreement and thereafter, make any Unauthorized Disclosure. For purposes of this Agreement, “Unauthorized Disclosure” shall mean use by the Executive for the Executive’s own benefit, or disclosure by the Executive to any person other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company or as may be legally required, of any confidential information relating to the business or prospects of the Company (including, but not limited to, any information and materials pertaining to any Intellectual Property as defined below); provided, however, that Unauthorized Disclosure shall not include the use or disclosure by the Executive of any publicly available information (other than information available as a result of disclosure by the Executive in violation of this Section 12(b). This confidentiality covenant has no temporal, geographical or territorial restriction. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit the Executive’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. This Agreement shall not be read as requiring the Executive to waive, any right the Executive may have to receive an award for information provided to any governmental entity. In addition, the Company provides the Executive with the following notice under the Defend Trade Secrets Act of 2016: The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (1) is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

c.

Non-Competition. During the Non-Competition Period described below, the Executive shall not, directly or indirectly, without the prior written consent of the Board, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that competes or plans to compete, directly or indirectly, with the Company or any of its products; provided, however, that the “beneficial ownership” by the Executive after termination of employment with the Company, either individually or as a member of a “group,” as such terms are used in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of not more than two percent (2%) of the voting stock of any publicly held corporation shall not be a violation of Section 12 of this Agreement.

The “Non-Competition Period” means the period the Executive is employed by the Company plus one (1) year from the Termination Date.

d.

Non-Solicitation. During the No-Raid Period described below, the Executive shall not, directly or indirectly, solicit, induce or attempt to influence any employee to leave the employment of the Company, nor assist anyone else in doing so. Further, during the No-Raid Period, the Executive shall not, either directly or indirectly, alone or in conjunction with another party, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company with any person who at any time was an employee, customer or supplier of the Company, or otherwise had a business relationship with the Company.

The “No-Raid Period” means the period the Executive is employed by the Company plus one (1) year from the Termination Date.

e.

Intellectual Property. The Executive agrees that all inventions, designs and ideas conceived, produced, created, or reduced to practice, either solely or jointly with others, during the Executive’s employment with the Company, including those developed on the Executive’s own time, which relate to the Company’s business (“Intellectual Property”) shall be owned solely by the Company. The Executive understands that whether in preliminary or final form, such Intellectual Property includes, for example, all ideas, inventions, discoveries, designs, innovations, improvements, trade secrets, and other intellectual property. All Intellectual Property is either work made for hire for the Company within the meaning of the United States Copyright Act, or, if such Intellectual Property is determined not to be work made for hire, then the Executive irrevocably assigns all rights, titles and interests in and to the Intellectual Property to the Company, including all copyrights, patents, and/or trademarks. The Executive agrees to, without any additional consideration, execute all documents and take all other actions needed to convey the Executive’s complete ownership of the Intellectual Property to the Company so that the Company may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. The Executive also agrees that the Company may alter or modify the Intellectual Property at the Company’s sole discretion, and the Executive waives all right to claim or disclaim authorship. The Executive represents and warrants that any Intellectual Property that the Executive assigns to the Company, except as otherwise disclosed in writing at the time of assignment, will be the Executive’s sole exclusive original work. The Executive also represents that the Executive has not previously invented any Intellectual Property or has advised the Company in writing of any prior inventions or ideas.

f.

Remedies. The Executive agrees that any breach of the terms of this Section 12 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the confidentiality provisions and the covenants not to compete and solicit contained in this Section 12 are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. Should a court determine, however, that any provision of the covenants is unreasonable, either in length of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court deems reasonable. In the event of any violation of the provisions of this Section 12, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 12 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation. In the event of a material violation by the Executive of this Section 12, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease.

g.

The provisions of this Section 12 shall survive any termination of this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 12.

13.

Employee Representation. The Executive expressly represents and warrants to the Company that the Executive is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way the Executive’s ability to fully perform the Executive’s duties and responsibilities under this Agreement.

14.	Successors and Assigns.

a.

This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “the Company” as used herein shall include any such successors and assigns to the Company’s business and/or assets. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

b.

Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

15.	Arbitration and Other Matters.

a.

Except with respect to the remedies set forth in Section 12(f) hereof, any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement or its termination shall be settled and determined by a single arbitrator whose award shall be accepted as final and binding upon the parties. The American Arbitration Association, under its Employment Arbitration Rules as then in effect, shall administer the binding arbitration. The arbitration shall take place in Columbus, Ohio. The Company and the Executive each waive any right to a jury trial or to a petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement or its termination and agree that the arbitrator shall have the authority to award costs and attorney fees to the prevailing party. Except for any award of attorney fees by the arbitrator as provided in the preceding sentence, the parties acknowledge and agree that in connection with any dispute hereunder, each party shall pay all its own costs and expenses, including, without limitation, its own attorney fees and expenses.

b.

For so long as there exists liability thereafter with regard to the Executive’s activities on behalf of the Company, the Company shall indemnify the Executive to the fullest extent permitted by applicable law (and in no event in connection with the Executive’s gross negligence or willful misconduct), and shall at the Company’s election provide the Executive with legal representation or shall advance to the Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses).

c.

During the Executive’s employment by the Company and for a period of six (6) years thereafter, the Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers. This period is to be extended to the extent any remaining liability exists or for periods during which claims may be made against the Executive related to periods during which the Executive was employed by or was a representative of the Company.

16.

Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the notice of termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service is used, addressed as follows or to such other address as any party shall notify the other parties of:

To the Executive:

At the most recent address listed in the Company’s books and records.

To the Company:

Express, Inc.

1 Express Drive

Columbus, OH 43230

Attn: Corporate Secretary

17.

Settlement of Claims. The Company may (subject to any Code Section 409A considerations) offset any amounts the Executive owes it or its subsidiaries or affiliates against any amounts it owes the Executive hereunder.

18.

Clawback. Any amounts paid or benefits distributed to the Executive hereunder shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Company, to the extent such policy is applicable to the Executive, in accordance with Section 10D of the Securities Exchange Act of 1934, as amended, the rules promulgated thereunder, and the listing standards of the national securities exchange on which the Company’s securities are listed.

19.

Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The Company may deduct or withhold from any amounts owing from the Company to the Executive all federal, state and local income, employment or other taxes as may be required to be withheld by any applicable law or regulation.

20.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to the conflict of law principles thereof.

21.

Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

22.

Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. In the event of any inconsistency between the terms of this Agreement and the terms of any award of equity or non-equity incentive compensation to the Executive, the terms of this Agreement shall govern.

23.

Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and construed consistent with such intent. The Company makes no representations that the payments and benefits provided under this Agreement comply with, or are exempt from, Code Section 409A. In no event whatsoever shall the Company its directors, officers, employees or agents be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A. Any payment or installment made under this Agreement and any amount that is paid as a short-term deferral, within the meaning of Treasury Regulation Section 1.409A-1(b)(4), will each be treated as separate and distinct payments for purposes of Section 409A. Any payments to be made under this Agreement that are considered non-exempt “deferred compensation” under Code Section 409A upon a termination of employment shall only be made upon a “separation from service” under Section 409A. For purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In the event that Code Section 409A requires that any special terms, provisions or conditions be included in this Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Agreement, as applicable and terms used in this Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

Notwithstanding anything in this Agreement to the contrary, if any payment or benefit that constitutes non-exempt “deferred compensation” under Code Section 409A would otherwise be provided under this Agreement due to the Executive’s separation from service during a period in which he is a “specified employee” (as defined in Code Section 409A and the associated final regulations), then, to the extent required by Code Section 409A, such payments or benefits will be delayed, to the extent applicable, until six months after the Executive’s separation from service or, if earlier, the Executive’s death (the “409A Deferral Period”). If such payments are otherwise due to be made in installments during the 409A Deferral Period, the payments that would otherwise have been made in the 409A Deferral Period will be accumulated and paid in a lump sum during the seventh month following the Executive’s separation from service, and the balance of the payments will be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at the Executive’s expense, with the Executive having the right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits will be provided as otherwise scheduled.

With respect to any reimbursement or in-kind benefit provided to the Executive pursuant to this Agreement that constitutes deferred compensation for purposes of Code Section 409A, the following conditions shall be applicable (except as otherwise permitted by Code Section 409A): (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

24.

Code Section 280G. Notwithstanding any other provision of this Agreement to the contrary, if the payments or benefits that the Executive would receive from the Company under this Agreement or otherwise (including, without limitation, any payment, benefit, entitlement or distribution paid or provided by the person or entity effecting a change in control) in connection with a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) (the “Total Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 24, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive will be entitled to receive either (i) the full amount of the Total Payments (taking into account the full value of any equity awards), or (ii) a portion of the Total Payments having a value equal to $1 less than three (3) times the Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local income and employment taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Executive, on an after-tax basis, of the greatest portion of the Total Payments. Any determination required under this Section 24 shall be made in writing by an accounting firm selected by the Executive and reasonably acceptable to the Company (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the Company and the Executive. The Company shall be responsible for and promptly pay all fees and expenses of the Accountants in connection with or arising from the determinations contemplated hereby. For purposes of making the calculations required by this Section 24, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. If there is a reduction pursuant to this Section 24 of the Total Payments to be delivered to the Executive, such reduction shall occur in the following order: (i) any cash severance payable by reference to Base Salary or seasonal bonus, (ii) any other cash amount payable to the Executive, (iii) any benefit valued as a “parachute payment,” and (iv) acceleration of vesting of any equity award. For the avoidance of doubt, in the event additional Total Payments are made to the Executive after the application of the cutback in this Section 24, which additional Total Payments result in the cutback no longer being applicable, the Company shall pay to the Executive an additional amount equal to the value of the Total Payments which were originally cutback. The Accountants shall determine at the end of each calendar year whether any such restoration is necessary based on additional Total Payments (if any) made during such calendar year and shall pay such restoration within ninety (90) days following the last day of such calendar year.

* * * * *

IN WITNESS WHEREOF, Express, Inc. and Express, LLC have caused this Agreement to be executed by a duly authorized officer and the Executive has executed this Agreement, in each case as of the respective dates set forth below.

EXPRESS, INC.

By:	/s/ Mike Reese
Name: Mike Reese
Title: Chief Human Resources Officer
Date: September 6, 2023

EXPRESS, LLC

By:	/s/ Mike Reese
Name: Mike Reese
Title: Chief Human Resources Officer
Date: September 6, 2023

/s/ Stewart Glendinning
Name: Stewart Glendinning
Date: September 6, 2023